News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Mike Bazinet
Vice President, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone: 203-222-6113
Email: thomas.gelston@terex.com	Email: michael.bazinet@terex.com

TEREX ANNOUNCES 2010 RESULTS AND PROVIDES 2011 OUTLOOK

WESTPORT, CT, February 09, 2011 -- Terex Corporation (NYSE: TEX) today announced net income attributable to the Company for the full year 2010 of $358.5 million, or $3.30 per share, reflecting improved operating results versus 2009 and the gain associated with the previously disclosed divestiture of the Mining business.

For the fourth quarter of 2010, Terex reported a net loss from continuing operations of $32.5 million, or $0.30 per share, compared to a net loss from continuing operations of $103.0 million, or $0.95 per share, for the fourth quarter of 2009.  Contributing to the fourth quarter 2010 net loss were pre-tax expenses of (i) $4.6 million for severance costs and charges associated with restructuring and the accelerated depreciation of certain assets, (ii) $4.5 million related to marking to market the derivative instruments intended to partially mitigate the risks associated with the common stock of Bucyrus International, Inc. received in connection with the Mining business divestiture, (iii) $4.1 million for unusual legal expenses, and (iv) $4.0 million for debt retirement.  These items were partially offset by a pre-tax reduction of $1.7 million of the Company’s provision for foreign duty and related obligations.

Net sales from continuing operations were $1,326.6 million in the fourth quarter of 2010, an increase of 31.2% from $1,011.4 million in the fourth quarter of 2009.  Loss from operations was $0.5 million in the fourth quarter of 2010, an improvement of $74.8 million as compared to a loss from operations of $75.3 million in the fourth quarter of 2009.

For the full year 2010, the Company reported a net loss from continuing operations of $215.5 million, or $1.98 per share, on net sales of $4,418.2 million, as compared to a net loss from continuing operations of $407.5 million, or $3.97 per share, on net sales of $3,858.4 million for the full year 2009.  Net loss from continuing operations decreased by $192.0 million for the year ended December 31, 2010 versus the comparable period in 2009.  The decrease was primarily due to improved net sales volume, increased production activity, the effect of prior cost reductions and lower SG&A costs.  Contributing to the 2010 net loss were items previously identified, including (i) various tax expenses and provisions recorded in the third quarter of approximately $41 million, (ii) restructuring and impairment charges of approximately $27 million, (iii) expense related to marking to market the derivative instruments intended to partially mitigate the risks associated with the Bucyrus common stock of approximately $21 million, (iv) unusual legal expenses of approximately $4 million, and (v) expense associated with debt retirement of approximately $4 million.

All results are for continuing operations, unless stated otherwise.  Discontinued operations include the Mining, Atlas, Powertrain and Load King businesses.  All per share amounts are on a fully diluted basis.

“For Terex, 2010 was clearly a transitional year as we rebounded from the trough levels of 2009 and completed the sale of our Mining business,” said Ron DeFeo, Terex Chairman and Chief Executive Officer.  “We have seen order rates accelerate throughout 2010 for most of our businesses, including a recent sequential upturn in order rates in our Cranes segment as we secured several large contracts in the fourth quarter for longer term delivery schedules.  Markets in Latin America, India and China are driving large crane and off-highway truck equipment demand. Markets such as the Americas and Western Europe have shown a marked rebound in demand for smaller equipment, namely aerial work platforms in the United States and compact construction equipment in Germany, central European countries and Latin America.”

“On the operations front, all of our segments increased net sales this past quarter on both a yearly and sequential basis, and three of our four segments had positive income from operations.  With increases in backlog and order quotation activity, we are starting to see some positive operational catalysts.  We have increased production across most of our segments and anticipate further increases throughout 2011 to match the anticipated heightened demand for our products.  Although costs associated with increased production will also rise, we anticipate net sales and our income from operations will outpace these costs on a consolidated basis.”

Mr. DeFeo continued, “An improving business environment does not come without challenges, and we continue to face a recovery that brings competitive pricing, as well as increasing supply costs for components and raw materials.  In the face of these factors, we remain committed to our investments in critical improvement initiatives. Specifically, we will continue to implement changes driven by the Terex Business System, the framework around which we are building our capabilities as a superb operating company, that we anticipate will deliver value in the coming years through improved capacity, response time, customer service and quality.  Another key initiative will be the continued roll out of the Terex Management System, our global enterprise resource planning system.  Approximately 19% of our net sales are from businesses on the Terex Management System and we anticipate this will increase to approximately 50% by 2012.  Improved information will enhance management decision making and customer responsiveness.  These initiatives, while clearly the right thing to do for the longer term, are a cost in the short term.”

Outlook

Mr. DeFeo added, “The foundation of a business recovery has become visible to us, although we are in the early stages.  As anticipated, we see improved demand in our early cycle product categories of Aerial Work Platforms (AWP) and Materials Processing (MP).  Our Construction segment is seeing positive demand from certain markets, such as Central Europe and Brazil.  Additionally, we expect that new product offerings, such as our skid steer loaders, will begin to favorably impact our results as we move through 2011.  Our Cranes segment is experiencing some short term weakness, but the mobile crane product offering has stabilized.  Our port equipment business is showing increasing quotation activity; however, we still expect this business to report an operating loss in 2011.  We continue to restructure this business and expect it to return to profitability in 2012.  And while we expect Cranes to be an improving story as we move through the year, many of our large crane orders, both in mobile cranes and port equipment, will not ship until the latter part of 2011.”

“Our current outlook for net sales in 2011 is $5.0 billion to $5.4 billion, an increase of roughly 13-22% from 2010.  Our expectation for Income from Operations is a profit of $220 million to $250 million.  As a result, we would expect earnings per share (EPS) for 2011 to be approximately $0.60 to $0.75 per share for the year based on an average share count of approximately 118 million shares, excluding the impact of restructuring and unusual items.  We expect to incur a loss of approximately $0.10 to $0.15 per share, excluding the impact of restructuring and unusual items, in the first quarter of 2011, with a return to net profitability in the second quarter.  The estimated average share count includes shares that are contingently issuable upon conversion of our outstanding convertible notes and assumes an estimated volume weighted average stock price of $40 per share. ”

Fourth Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms:  Net sales for the AWP segment for the fourth quarter of 2010 increased $135.8 million, or 66.3%, to $340.6 million versus the fourth quarter of 2009.  The North American market continued its recovery with increased capital expenditures from rental companies.  The Latin American business had a very good quarter driven by increased sales of booms and telehandlers to Brazil and other markets, more than doubling the segment’s revenue in this region on a sequential basis.  Also contributing to the increased net sales in the quarter was the sale of a portion of the segment’s utility rental fleet.

Operating profit in the fourth quarter was $11.7 million, or 3.4% of net sales, as compared to an operating loss of $32.6 million, or 15.9% of net sales, incurred during the fourth quarter of 2009.  Operating results benefited mainly from increased sales and manufacturing cost absorption from increased production levels, as well as better pricing on used equipment.   Additionally, operating profit benefited from a transactional currency effect of approximately $3 million and a reduction of $1.7 million in the provision for foreign duty and related obligations. These improvements were slightly offset by increased material costs.

Construction:  Net sales for the Construction segment for the fourth quarter of 2010 increased $112.1 million, or 54.3%, to $318.4 million versus the fourth quarter of 2009.  The improvement in net sales was driven across most product categories, with notable contributions coming from the material handler, truck, and compact equipment businesses in Europe and the Americas.

Operating loss in the fourth quarter was $5.0 million, or 1.6% of net sales, as compared to an operating loss of $51.7 million, or 25.1% of net sales, during the fourth quarter of 2009.  Operating results benefited from increased net sales and the related manufacturing cost absorption that resulted from increased production levels, along with higher parts sales.  Additionally, the operating loss included an expense of $2.3 million for accelerated depreciation of certain German assets.

Cranes:  Net sales for the Cranes segment for the fourth quarter of 2010 increased $9.8 million, or 1.8%, to $549.1 million versus the fourth quarter of 2009.  The quarter was favorably impacted by the shipment of cranes that were previously scheduled to ship in the third quarter of 2010.  Order rates improved across the business, with the exception of small all-terrain and tower cranes.  The North American rough terrain cranes business saw a sharp increase in orders and shipments in the quarter, and they were able to ship to meet this rising demand.  Production rates for the North American crane business have been increased to ensure delivery availability, as order and quotation activity continued to increase.  Lattice boom crawler crane sales remained soft, as many projects, such as wind energy, continue to be delayed due to macro-economic uncertainty.

Operating profit during the fourth quarter of 2010 was $15.7 million, or 2.9% of net sales, a decrease of $14.5 million when compared with an operating profit of $30.2 million, or 5.6% of net sales, during the fourth quarter of 2009.  Operating results were negatively impacted by material cost increases, competitive pricing and product mix, but were helped slightly by improved cost absorption as a result of operating the factories at higher levels of production.  The port equipment business reported a loss of $5.4 million as it continued to work through its restructuring plan.

Materials Processing:  Net sales for the MP segment for the fourth quarter of 2010 increased $62.6 million, or 75.2%, to $145.8 million versus the fourth quarter of 2009.  Machine sales increased worldwide, particularly in India, Australia, North America and Western Europe, primarily due to a stronger global economic picture and dealer restocking ahead of anticipated orders.

Operating profit during the fourth quarter of 2010 was $5.3 million, or 3.6% of net sales, an increase of $13.8 million as compared to an operating loss of $8.5 million, or 10.2% of net sales, incurred during the fourth quarter of 2009.  The primary drivers of the improved operating performance were better product mix and pricing, slightly offset by an increase in unusual legal expenses and inventory charges related to production relocation.

Corporate and Other / Eliminations:  The loss from operations of $28.2 million during the fourth quarter of 2010 increased $15.5 million as compared to the prior year period, was mainly due to the impact of a lower allocation to the business segments of corporate expenses, higher costs associated with stock based compensation and other benefits, a higher level of intercompany profit eliminations due to intercompany sales that have not been sold to third party customers and severance costs incurred in the fourth quarter of 2010.

Interest and Other Income (Expense):  Interest expense, net of interest income in the fourth quarter of 2010 decreased $2.5 million when compared to the fourth quarter of 2009, primarily driven by interest income associated with the Company’s higher cash balance.  Other expense in the fourth quarter of 2010 included $4.5 million for the marking to market of derivative instruments intended to partially mitigate risks associated with the Bucyrus common stock, $1.4 million for the early extinguishment of the Company’s term debt and $2.6 million associated with accelerated amortization related to the decision to redeem the Company’s 7-3/8% Senior Subordinated Notes due 2014.

Taxes:  The effective tax rate for the fourth quarter of 2010 was 13.0% compared to an effective tax rate of 10.5% for the fourth quarter of 2009.  The relatively low tax rate in the fourth quarter of 2010, compared to statutory rates, was mainly due to not being able to record tax benefits on certain losses and the recognition of tax provision to tax return adjustments.

Capital Structure:  The Company’s liquidity at December 31, 2010 totaled $1,397.6 million, which comprised cash balances of $894.2 million and borrowing availability under the Company’s revolving credit facility of $503.4 million.  Liquidity at December 31, 2010 decreased by $462.6 million compared to September 30, 2010 levels of $1,860.2 million, reflecting repayment of debt, increased investing activities, increases in working capital including the impact of foreign currency movement, reduced customer advances due to delivery of equipment and increased Terex Financial Services (TFS) receivables.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “We continue to have solid liquidity following the repayment of our 7-3/8% Senior Subordinated Notes in mid-January.  We have used a portion of our cash to pay off debt, where we recognized a guaranteed return on capital. We are also investing in developing market production facilities, expanding our TFS capabilities and other improvement initiatives.  We continue to research and analyze acquisition possibilities, but it is hard to predict when appropriate transactions might present themselves.”

“In addition to the utilization of third party funding partners, in the fourth quarter, we invested approximately $42 million in net additional customer financing of equipment through TFS as part of our initiatives to provide solutions to our customers and help accelerate the growth of our businesses,” continued Mr. Widman.  “Although still a small amount compared to others in the industry, we feel this is an important part of our customer relationship and we will continue to offer customer financing alternatives to stimulate profitable growth.  We look to continue this trend into 2011, with an anticipated $150 million of additional funding being used to expand TFS in key markets like China, in addition to continuing to support our base business activities.”

Return on Invested Capital (ROIC) was negative 1.7% for the trailing twelve months ended December 31, 2010, reflecting the operating losses incurred during the period.  Cash flow used in operations in 2010 was approximately $610 million, mainly driven by cash used for working capital of approximately $319 million, an increase in finance receivables in our TFS group of approximately $83 million and the net loss from continuing operations in 2010.  For the comparable period in 2009, cash used in operations was approximately $41 million.  Debt, less cash and cash equivalents, increased approximately $173 million in the fourth quarter of 2010, compared to the third quarter of 2010, to approximately $792 million.

Working Capital:  Working Capital as a percent of Trailing Three Month Annualized Net Sales was 31.3% at December 31, 2010, as compared to 38.3% at September 30, 2010, mainly influenced by a sequential increase in sales in our Cranes segment, while working capital was essentially flat.  Working capital reductions, mainly with respect to inventory in the Cranes segment, were not achieved as planned, leading to the Company not achieving its objective of driving the Working Capital to Net Sales ratio below 30%.  During the fourth quarter of 2010, the Company continued to take advantage of early payment discounts from its suppliers where the returns were greater than the amount received from short-term bank deposits.

Backlog:  Backlog for orders deliverable during the next twelve months was approximately $1,298 million at December 31, 2010, an increase of approximately 5% from December 31, 2009 and an increase of approximately 10% from September 30, 2010.

AWP segment backlog increased approximately 96% and 12% as compared to December 31, 2009 and September 30, 2010, respectively.  Demand increased for AWP products with significant orders received from the North American rental channel.

Construction segment backlog increased approximately 107% and 4% as compared to December 31, 2009 and September 30, 2010, respectively.  Order intake increased slightly on a sequential basis, primarily due to increased demand for trucks and material handlers in South America and Russia, respectively.

Cranes segment backlog decreased approximately 19% as compared to December 31, 2009, but increased approximately 15% as compared to September 30, 2010, despite the heavy sales activity in the period.  During the fourth quarter much of the order activity came from developing markets such as China and India.  We also had a cumulative positive adjustment to backlog in our Australian operations.

MP segment backlog increased approximately 34% versus December 31, 2009, but decreased approximately 19% as compared to September 30, 2010.  Materials processing backlog decreased sequentially due to the expected seasonality in the timing of orders.  However, this softness was partially mitigated by the positive response from customers for new product launches and building out of dealer inventories in early 2011.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, February 10, 2011 at 8:30 a.m. EST.  Ronald M. DeFeo, Chairman and CEO, will host the call.  A detailed review of the 2011 expectations by segment and other supplemental financial disclosure relating to the Company’s 2011 outlook will be contained in the presentation that will accompany the financial results conference call.  A simultaneous webcast of this call will be available on the Company’s website, www.terex.com.  To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link.  Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website.

Forward Looking Statements

This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation.  In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements.  However, the absence of these words does not mean that the statement is not forward-looking.  The Company has based these forward-looking statements on current expectations and projections about future events.  These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; difficulties in managing and expanding into developing markets; the effects of changes in laws and regulations, including tax laws; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

 TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$1,326.6	$1,011.4	$4,418.2	$3,858.4
Cost of goods sold	(1,141.0)	(916.8)	(3,815.3)	(3,561.4)
Gross profit	185.6	94.6	602.9	297.0
Selling, general and administrative expenses	(186.1)	(169.9)	(676.7)	(698.7)
Loss from operations	(0.5)	(75.3)	(73.8)	(401.7)
Other income (expense)
Interest income	3.9	1.7	9.8	4.9
Interest expense	(38.0)	(38.3)	(145.4)	(119.4)
Loss on early extinguishment of debt	(1.4)	-	(1.4)	(3.3)
Amortization of debt issuance costs	(2.8)	(1.5)	(7.9)	(5.0)
Other income (expense) – net	1.2	(2.3)	(19.6)	0.7
Loss before income taxes	(37.6)	(115.7)	(238.3)	(523.8)
Benefit from income taxes	4.9	12.1	26.8	117.4
Loss from continuing operations	(32.7)	(103.6)	(211.5)	(406.4)
(Loss) income from discontinued operations – net of tax	(8.2)	(27.2)	(15.3)	21.7
(Loss) gain on disposition of discontinued operations – net of tax	(4.6)	(12.6)	589.3	(12.6)
Net (loss) income	(45.5)	(143.4)	362.5	(397.3)
Net (income) loss attributable to non-controlling interest	0.2	0.6	(4.0)	(1.1)
Net (loss) income attributable to Terex Corporation	$(45.3)	$(142.8)	$358.5	$(398.4)
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	$(32.5)	$(103.0)	$(215.5)	$(407.5)
(Loss) income from discontinued operations – net of tax	(8.2)	(27.2)	(15.3)	21.7
(Loss) gain on disposition of discontinued operations – net of tax	(4.6)	(12.6)	589.3	(12.6)
Net (loss) income attributable to Terex Corporation	$(45.3)	$(142.8)	$358.5	$(398.4)
Basic (Loss) Earnings per Share Attributable to Terex Corporation Common Stockholders:
Loss from continuing operations	$(0.30)	$(0.95)	$(1.98)	$(3.97)
(Loss) income from discontinued operations – net of tax	(0.08)	(0.25)	(0.14)	0.21
(Loss) gain on disposition of discontinued operations – net of tax	(0.04)	(0.12)	5.42	(0.12)
Net (loss) income attributable to Terex Corporation	$(0.42)	$(1.32)	$3.30	$(3.88)
Diluted (Loss) Earnings per Share Attributable to Terex Corporation Common Stockholders:
Loss from continuing operations	$(0.30)	$(0.95)	$(1.98)	$(3.97)
(Loss) income from discontinued operations – net of tax	(0.08)	(0.25)	(0.14)	0.21
(Loss) gain on disposition of discontinued operations – net of tax	(0.04)	(0.12)	5.42	(0.12)
Net (loss) income attributable to Terex Corporation	$(0.42)	$(1.32)	$3.30	$(3.88)
Weighted average number of shares outstanding in per share calculation
Basic	108.9	108.2	108.7	102.6
Diluted	108.9	108.2	108.7	102.6

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31
	2010	2009
Assets
Current assets
Cash and cash equivalents	$894.2	$929.5
Investments in marketable securities	521.4	0.6
Trade receivables (net of allowance of $46.8 and $60.1 at December 31, 2010 and 2009, respectively)	782.5	593.8
Inventories	1,448.7	1,343.9
Deferred taxes	47.5	120.5
Other current assets	298.7	203.0
Current assets – discontinued operations	—	723.3
Total current assets	3,993.0	3,914.6
Non-current assets
Property, plant and equipment - net	573.5	605.0
Goodwill	492.9	511.1
Deferred taxes	66.4	150.7
Other assets	390.6	322.8
Long-term assets – discontinued operations	—	209.6
Total assets	$5,516.4	$5,713.8

Current liabilities
Notes payable and current portion of long-term debt	$346.8	$73.7
Trade accounts payable	570.0	525.1
Accrued compensation and benefits	128.5	130.7
Accrued warranties and product liability	86.4	108.2
Customer advances	95.8	131.8
Income taxes payable	186.8	38.7
Other current liabilities	259.9	289.0
Current liabilities – discontinued operations	—	257.5
Total current liabilities	1,674.2	1,554.7
Non-current liabilities
Long-term debt, less current portion	1,339.5	1,892.7
Retirement plans and other	391.3	448.2
Non-current liabilities – discontinued operations	—	143.8
Total liabilities	3,405.0	4,039.4
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 121.2 and 120.4 shares at December 31, 2010 and 2009, respectively	1.2	1.2
Additional paid-in capital	1,264.2	1,253.5
Retained earnings	1,316.7	958.2
Accumulated other comprehensive income	100.4	36.0
Less cost of shares of common stock in treasury – 13.1 shares at December 31, 2010 and 2009	(599.3)	(598.7)
Total Terex Corporation stockholders’ equity	2,083.2	1,650.2
Noncontrolling interest	28.2	24.2
Total equity	2,111.4	1,674.4
Total liabilities and stockholders’ equity	$5,516.4	$5,713.8

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Twelve Months Ended December 31,
	2010	2009
Operating Activities of Continuing Operations
Net income (loss)	$362.5	$(397.3)
Adjustments to reconcile net income (loss) to cash used in operating activities of continuing operations:
Loss (income) from discontinued operations	15.3	(21.7)
(Gain) loss on disposition of discontinued operations	(589.3)	12.6
Depreciation	78.6	70.2
Amortization	26.2	23.2
Deferred taxes	108.0	(131.9)
Loss on early extinguishment of debt	1.4	3.3
Gain on sale of assets	(3.3)	(1.9)
Asset impairments	11.4	5.4
Accretion of debt	11.9	4.7
Loss on investments in derivative securities	20.8	-
Stock-based compensation expense	34.9	31.8
Other, net	(1.1)	-
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(201.8)	315.1
Inventories	(153.6)	511.6
Trade accounts payable	36.1	(392.8)
Accrued compensation and benefits	(5.7)	(52.8)
Income taxes payable	(97.5)	(0.5)
Accrued warranties and product liability	(24.2)	(30.3)
Customer advances	(32.5)	23.0
Other current assets	(103.7)	(48.8)
Other, net	(104.5)	36.5
Net cash used in operating activities of continuing operations	(610.1)	(40.6)
Investing Activities
Capital expenditures	(55.0)	(50.4)
Acquisition of business net of cash acquired	(12.8)	(9.8)
Investment in and advances to affiliates	(19.3)	-
Proceeds from disposition of discontinued operations	1,002.0	-
Investments in derivative securities	(21.1)	-
Proceeds from sale of assets	10.0	6.1
Net cash provided by (used in) investing activities of continuing operations	903.8	(54.1)
Financing Activities
Principal repayments of long-term debt	(274.7)	(130.5)
Proceeds from issuance of long-term debt	-	620.6
Proceeds from issuance of common stock - net	-	156.3
Payment of debt issuance costs	(7.8)	(17.2)
Net repayments under revolving line of credit agreements	(16.9)	(60.8)
Purchase of noncontrolling interest	(12.9)	(1.7)
Distributions to noncontrolling interest	(3.4)	(7.1)
Other, net	-	(0.8)
Net cash (used in) provided by financing activities of continuing operations	(315.7)	558.8
Cash Flows from Discontinued Operations
Net cash (used in) provided by operating activities of discontinued operations	(53.1)	2.9
Net cash provided by (used in) investing activities of discontinued operations	0.1	(7.0)
Net cash used in financing activities of discontinued operations	-	(0.2)
Net cash used in discontinued operations	(53.0)	(4.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.0)	27.0
Net (Decrease) Increase in Cash and Cash Equivalents	(77.0)	486.8
Cash and Cash Equivalents at Beginning of Period	971.2	484.4
Cash and Cash Equivalents at End of Period	$894.2	$971.2

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Fourth Quarter				Year-to-Date
	2010		2009		2010		2009
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,326.6		$1,011.4		$4,418.2		$3,858.4
Gross profit	$185.6	14.0%	$94.6	9.4%	$602.9	13.6%	$297.0	7.7%
SG&A	186.1	14.0%	169.9	16.8%	676.7	15.3%	698.7	18.1%
Loss from operations	$(0.5)	0.0%	$(75.3)	(7.4%)	$(73.8)	(1.7%)	$(401.7)	(10.4%)

AWP
Net sales	$340.6		$204.8		$1,069.6		$838.1
Gross profit	$52.0	15.3%	$3.0	1.5%	$147.0	13.7%	$14.8	1.8%
SG&A	40.3	11.8%	35.6	17.4%	143.6	13.4%	168.8	20.1%
Income (loss) from operations	$11.7	3.4%	$(32.6)	(15.9%)	$3.4	0.3%	$(154.0)	(18.4%)

Construction
Net sales	$318.4		$206.3		$1,087.9		$840.1
Gross profit	$32.1	10.1%	$(9.6)	(4.7%)	$92.6	8.5%	$(57.6)	(6.9%)
SG&A	37.1	11.7%	42.1	20.4%	145.2	13.3%	186.5	22.2%
Loss from operations	$(5.0)	(1.6%)	$(51.7)	(25.1%)	$(52.6)	(4.8%)	$(244.1)	(29.1%)

Cranes
Net sales	$549.1		$539.3		$1,780.6		$1,890.9
Gross profit	$75.0	13.7%	$92.6	17.2%	$268.5	15.1%	$319.0	16.9%
SG&A	59.3	10.8%	62.4	11.6%	235.0	13.2%	215.4	11.4%
Income from operations	$15.7	2.9%	$30.2	5.6%	$33.5	1.9%	$103.6	5.5%

MP
Net sales	$145.8		$83.2		$533.1		$353.6
Gross profit	$25.4	17.4%	$6.5	7.8%	$90.7	17.0%	$14.8	4.2%
SG&A	20.1	13.8%	15.0	18.0%	66.2	12.4%	64.1	18.1%
Income (loss) from operations	$5.3	3.6%	$(8.5)	(10.2%)	$24.5	4.6%	$(49.3)	(13.9%)

Corporate/Eliminations
Net sales	$(27.3)		$(22.2)		$(53.0)		$(64.3)
Gross profit	$1.1	(4.0%)	$2.1	(9.5%)	$4.1	(7.7%)	$6.0	(9.3%)
SG&A	29.3	(107.3%)	14.8	(66.7%)	86.7	(163.6%)	63.9	(99.4%)
Loss from operations	$(28.2)	103.3%	$(12.7)	57.2%	$(82.6)	155.8%	$(57.9)	90.0%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended December 31, 2010, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year.  The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.  The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2010	Dec 31, 2009	% change	Sept 30, 2010	% change

Consolidated Backlog	$1,298.0	$1,240.5	4.6%	$1,175.3	10.4%

AWP	$306.4	$156.7	95.5%	$273.7	11.9%

Construction	$139.6	$67.3	107.4%	$134.4	3.9%

Cranes	$773.8	$958.0	(19.2%)	$671.1	15.3%

MP	$78.2	$58.5	33.7%	$96.1	(18.6%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Dec 31, 2010	Sept 30, 2010
Trade Accounts Payable	$570.0	$568.4
Cost of goods sold for the three months ended	1,141.0	911.9
	x 4	x 4
Annualized cost of goods sold	$4,564.0	$3,647.6

Quotient	0.1249	0.1558
	X 365 days	X 365 days
Days Payable Outstanding	46 days	57 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Dec 31, 2010	Sept 30, 2010
Trade Accounts Receivable	$782.5	$727.4
Net sales for the three months ended	1,326.6	1,075.8
	x 4	x 4
Annualized net sales	$5,306.4	$4,303.2

Quotient	0.1475	0.1690
	x 365 days	x 365 days
Days Sales Outstanding	54 days	62 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.  It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,339.5
Notes payable and current portion of long-term debt	346.8
Debt	$1,686.3

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization.  The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA.  Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA.  Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Loss from operations	$(0.5)	$(75.3)	$(73.8)	$(401.7)
Depreciation	22.6	21.7	78.6	70.2
Amortization	7.9	7.3	26.2	23.2
Bank fee amortization not included in Loss from operations	(2.8)	(1.5)	(7.9)	(5.0)
EBITDA	$27.2	$(47.8)	$23.1	$(313.3)

Inventory Turns and Days:  Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance.  Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Dec 31, 2010		Sept 30, 2010
Inventory	$1,448.7		$1,488.1
Cost of sales for the three months ended	1,141.0		911.9
	x 4		x 4
Annualized cost of sales	$4,564.0		$3,647.6

	365 days	/	365 days	/
Inventory turns	3.15	x	2.45	x
Days Inventory	116 days		149 days

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss) Income from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders’ equity plus Debt (as defined below) less Cash and cash equivalents for the previous five quarters.  NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company.  The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations' invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods.  Furthermore, the Company believes that returns on capital deployed in TFS does not represent management of its primary operations and have, therefore, been excluded from the calculation below.  Additionally, the Company does not believe that the deferred gain on shares of Bucyrus, held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below.  The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter.  The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent twelve-month period at any given point of determination.  In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs.  Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement.  ROIC measures return on the amount of capital invested in the Company’s primary businesses excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance.  Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table.  Amounts are as of and for the three months ended for the periods referenced in the table below.

	Dec ‘10	Sep ‘10	Jun ‘10	Mar ‘10	Dec ‘09
(Benefit from) provision for income taxes as adjusted	$3.2	$41.8	$(25.5)	$(40.9)
Divided by: Loss before income taxes as adjusted	(37.7)	(51.4)	(39.4)	(119.7)
Effective tax rate as adjusted	(8.5%)	(81.3%)	64.7%	34.2%

Income (loss) from operations as adjusted	$0.8	$4.7	$(13.5)	$(72.9)
Multiplied by: 1 minus Effective tax rate as adjusted	108.5%	181.3%	35.3%	65.8%
Adjusted net operating loss after tax	$0.9	$8.5	$(4.8)	$(48.0)

Debt (as defined above)	$1,686.3	$1,973.2	$1,960.8	$1,968.0	$1,966.4
Less: Cash and cash equivalents as adjusted	(894.2)	(1,354.3)	(1,513.6)	(1,796.2)	(971.2)
Debt less Cash and cash equivalents as adjusted	$792.1	$618.9	$447.2	$171.8	$995.2

Total Terex Corporation stockholders’ equity as adjusted	$1,907.2	$2,000.4	$1,908.1	$2,082.7	$1,649.8

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$2,699.3	$2,619.3	$2,355.3	$2,254.5	$2,645.0

December 31, 2010 ROIC	(1.7%)
Adjusted net operating loss after tax (last 4 quarters)	$(43.4)
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$2,514.7

Reconciliation of Loss before income taxes:	Three months ended 12/31/10	Three months ended 9/30/10	Three months ended 6/30/10	Three months ended 3/31/10
Loss from continuing operations before income taxes	$(37.6)	$(51.2)	$(35.3)	$(114.2)
(Loss) income from discontinued operations before income taxes	(0.1)	(0.2)	(4.1)	(5.5)
Loss before income taxes as adjusted	$(37.7)	$(51.4)	$(39.4)	$(119.7)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$(0.5)	$3.6	$(10.4)	$(66.5)
Loss from operations for TFS	1.3	1.3	1.6	1.6
(Loss) income from operations for discontinued operations	-	(0.2)	(4.7)	(8.0)
Income (loss) from operations as adjusted	$0.8	$4.7	$(13.5)	$(72.9)

Reconciliation of (Benefit from) provision for income taxes:
(Benefit from) provision for income taxes as reported	$(4.9)	$38.6	$(23.6)	$(36.9)
(Benefit from) provision for income taxes for discontinued operations	8.1	3.2	(1.9)	(4.0)
(Benefit from) provision for income taxes as adjusted	$3.2	$41.8	$(25.5)	$(40.9)

Reconciliation of Cash and Cash Equivalents:	As of 12/31/10	As of 9/30/10	As of 6/30/10	As of 3/31/10	As of 12/31/09
Cash and Cash Equivalents as reported	$894.2	$1,354.3	$1,513.6	$1,796.2	$929.5
Cash and Cash Equivalents in discontinued operations	-	-	-	-	41.7
Cash and Cash Equivalents as adjusted	$894.2	$1,354.3	$1,513.6	$1,796.2	$971.2

Reconciliation of Stockholders’ Equity:
Stockholders’ Equity as reported	$2,083.2	$2,064.3	$1,881.1	$2,102.4	$1,650.2
TFS assets	(76.2)	(38.9)	(29.8)	(0.3)	(0.4)
Deferred (gain) loss on BUCY shares	(99.8)	(25.0)	56.8	(19.4)	-
Stockholders’ Equity as adjusted	$1,907.2	$2,000.4	$1,908.1	$2,082.7	$1,649.8

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet.  It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health.  Total capitalization as of December 31, 2010 is defined as the sum of:

·	Total Terex Corporation stockholders’ equity; and
·	Debt (as defined above);
·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,083.2
Debt (as defined above)	1,686.3
Less: Cash and cash equivalents	(894.2)
Total Capitalization	$2,875.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Fourth Quarter Net Sales	$1,326.6
x	4
Trailing Three Month Annualized Net Sales	$5,306.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable.  The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.  As of December 31, 2010, working capital was:

Inventories	$1,448.7
Trade Receivables, net	782.5
Less: Trade Accounts Payable	(570.0)
Total Working Capital	$1,661.2

##

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com